PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

________________________________________________

Columbia Equity Trust, Inc. Announces Closings for Acquisition of Two Initial Properties and
Underwriters’ Exercise of Over-Allotment Option

Washington, D.C., July 15, 2005 – Columbia Equity Trust, Inc. (NYSE:COE) announced today that it closed on the acquisition of Loudoun Gateway IV on July 8, 2005. The Company also announced that it closed on July 15, 2005 its acquisition of a 40% interest in a limited liability company that acquired through a cash merger transaction the corporation that owns the Barlow Building. With these closings, Columbia Equity Trust has completed the formation transactions associated with its initial public offering and owns or holds interests in a portfolio of 13 commercial office properties containing an aggregate of 2.1 million net rentable square feet.

Loudoun Gateway IV is a four story, approximately 103,000 square foot office building located in Dulles, Virginia. The property is 100% leased to America Online, Inc. and is located one mile north of the Dulles Toll Road and approximately 3 miles from Washington Dulles International Airport. The property was purchased for total consideration of approximately $21.8 million including transaction costs and was funded 100% with proceeds from the Company’s initial public offering.

The Barlow Building is an 18 story, approximately 270,000 square foot office building that contains retail space on the ground level and is located in Chevy Chase, Maryland near the Washington, D.C. border and within one block of the Friendship Heights subway station. The building is leased to more than 80 tenants. The Company acquired its 40% interest in a limited liability company that owns the Barlow Building for approximately $13.7 million, including transaction costs, using proceeds from the Company’s initial public offering. The remaining 60% interest in the limited liability company will be owned by an institutional client advised by JP Morgan Asset Management.

The Company also announced that in connection with its initial public offering, the underwriters of the offering exercised and closed on July 14, 2005 their option to purchase an additional 1,800,000 shares of common stock at $15 per share from the Company to cover over-allotments. The Company received approximately $25.1 million in additional net proceeds from the sale of these shares after deducting the underwriting discount. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, a copy of which may be obtained by contacting Wachovia Securities, Attn: Prospectus Department, 8739 Research Drive, Charlotte, NC 28262, or 704-593-7559.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3064